EXHIBIT 10.64

AMENDMENT

TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 31st day of December, 2008, by and between RONALD G. FARRELL, an individual resident of the State of Georgia (“Executive”), and TRI-S SECURITY CORPORATION, a Georgia corporation (the “Corporation”).

W I T N E S S E T H:

WHEREAS, the Corporation and Executive have entered into that certain Employment Agreement, dated as of January 1, 2002, and amended as of January 10, 2007 (as amended, the “Employment Agreement”);

WHEREAS, the Corporation and Executive wish to amend the Employment Agreement as provided herein to: (a) effectuate the changes to Executive’s compensation which Executive and the Corporation agreed upon in connection with the Corporation’s offer to exchange its 10% Convertible Promissory Notes due 2008 for its 14% Convertible Promissory Notes due 2010 plus warrants to purchase the Corporation’s common stock, as more fully described in the Corporation’s tender offer statement on Schedule TO, initially filed with the Securities and Exchange Commission on August 20, 2008, as amended; and (b) comply with Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1. Amendment to the second paragraph of Section 9 of the Employment Agreement. The second paragraph of Section 9 of the Employment Agreement is hereby amended and restated as follows:

“If Executive is unable to perform his services for reasons of illness or incapacity for a period of more than nine (9) consecutive months, then the Corporation may, at its option, terminate this Agreement upon written notice to Executive. In the event of such termination, the Corporation shall pay Executive such amounts, and Executive shall be entitled to receive such benefits, that Executive would be entitled to receive if Executive had terminated this Agreement for good reason as set forth in Section 11(b).”

SECTION 2. Amendment to the first sentence of Section 11(b) of the Employee Agreement. The first sentence of Section 11(b) of the Employment Agreement is hereby amended and restated as follows:

“Prior to the termination of his employment under Section 3, 9, or 10 hereof, Executive may terminate his employment with the Corporation for good reason; provided, however, that Executive shall not have good reason for termination pursuant to this Section 11(b) unless Executive gives written notice of termination for good reason within thirty (30) days after the event giving rise to good reason occurs, the Corporation does not correct the event that constitutes good reason, as set forth in Executive’s notice of termination, within thirty (30) days after the date on which Executive gives written notice of termination and Executive terminates employment within sixty (60) days after the occurrence of the event that constitutes good reason. For purposes of this Section 11(b), “good reason” for termination shall mean that any one or more of the following events has occurred, without Executive’s express written consent: (1) the Corporation’s breach of any material provision of this Agreement, including, without limitation, the Corporation’s failure to provide the Base Salary or employee benefits to which Executive is entitled; (2) except as otherwise provided herein, the Corporation’s reduction or change in any authority, responsibility, prerequisite or prerogative associated with Executive’s position, which reduction or change has the effect of materially diminishing such authority, responsibility, prerequisite or prerogative, provided, however, that the removal of Executive as Chairman of the Board shall not constitute good reason for termination for purposes of this Agreement; (3) the Corporation’s assigning Executive to a place of employment situated beyond a radius of twenty-five (25) miles from the place of employment to which Executive is assigned as of the date of this Agreement; or (4) the bankruptcy of, or cessation of business by, the Corporation.”

SECTION 3. Amendment to Section 13(a) of the Employment Agreement. Section 13(a) of the Employment Agreement is hereby amended and restated as follows:

“(a) Death. If Executive dies during the Term, then the Corporation shall thereafter have no liability or obligation to Executive’s estate hereunder, except for (i) the portion, if any, of Executive’s Base Salary for the period up to the date of death which remains unpaid and Executive’s Base Salary for a period of eighteen (18) months after such termination; (ii) any bonuses and incentive compensation or portion thereof for any preceding year or for the current year that have been earned, but have not been received prior to the date of death; and (iii) any other payments or benefits that Executive is eligible to receive or would have received (to the extent practicable) for a period of eighteen (18) months after such termination under any benefit or retirement plans or other arrangement that would, by their terms, apply.”

SECTION 4. Amendment to Section 13(b)(iii) of the Employment Agreement. Section 13(b)(iii) of the Employment Agreement is hereby amended and restated as follows:

“(iii) any other payments or benefits that Executive is eligible to receive under any benefit or retirement plans or other arrangements that would, by their terms, apply.”

SECTION 5. Amendment to Section 13(b) of the Employment Agreement. Section 13(b) of the Employment Agreement is amended to add the following as the last sentence thereof:

“In addition to the foregoing and notwithstanding anything herein to the contrary, if Executive’s employment shall be terminated for cause, then the Corporation shall pay all COBRA payments payable by Executive for the lesser of (a) eighteen (18) months from the date of such termination and (b) the period Executive would be entitled to COBRA coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, if Executive elected such coverage and paid the applicable premiums.”

SECTION 6. Addition of Section 28 to the Employment Agreement. The Employment Agreement is hereby amended by adding the following as new Section 28:

“28. Compliance with Section 409A.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision in this Agreement to the contrary, if, at the time of Executive’s separation from service with the Corporation, the Corporation has securities which are publicly traded on an established securities market, Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Corporation will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with the Corporation (as determined under Section 409A). If any payments are postponed pursuant to this Section 28(c), then such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with the Corporation. If Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.”

SECTION 7. Amendment to Section 1 of Exhibit A to the Employment Agreement. Section 1 of Exhibit A to the Employment Agreement is hereby amended by adding the following as the second paragraph thereof:

“Notwithstanding anything herein to the contrary, the Base Salary payable by the Corporation to Executive under this Agreement: (a) for the period from January 1, 2009, through June 30, 2009, shall be THIRTY THOUSAND FIVE HUNDRED SEVENTY-TWO

DOLLARS ($30,572) per month; (b) for the period from July 1, 2009, through December 31, 2009, shall be TWENTY THOUSAND THREE HUNDRED EIGHTY ONE DOLLARS ($20,381) per month; and (c) for the period from January 1, 2010 through June 30, 2010, shall be TWENTY-TWO THOUSAND FOUR HUNDRED TWENTY DOLLARS ($22,420) per month (the adjustments reflected by the foregoing clauses (a), (b) and (c) are, collectively, referred to herein as the “Base Salary Adjustment”); provided, however, that all bonus, severance and other amounts which Executive is entitled to receive hereunder and which are calculated with reference to the Base Salary (including, without limitation, amounts which may become payable to Executive pursuant to Sections 10, 11 or 13 of this Agreement or Sections 3 or 6 of Exhibit A to this Agreement) shall be calculated based upon the Base Salary which otherwise would have been in effect if the Base Salary Adjustment had not been implemented.”

SECTION 8. Amendment to Section 3(b) of Exhibit A to the Employment Agreement. Section 3(b) of Exhibit A to the Employment Agreement is hereby amended and restated as follows:

“(b) The Profit Bonus due Executive, if any, with respect to a particular Fiscal Year shall be payable in cash quarterly, with payment thereof to be made within sixty (60) days after the end of each quarter, except as set forth below. If any particular quarter results in a loss, no bonus is to be paid in future quarters of the same fiscal year until such loss has been made up. The Profit Bonus, if any, for the fourth quarter of any particular Fiscal Year shall be paid no later than March 15 of the next Fiscal Year. If Executive’s employment is terminated prior to the end of any Fiscal Year during the Term, then the Profit Bonus due Executive for such Fiscal Year shall be prorated through the last day of employment of Executive during such fiscal year.”

SECTION 9. Amendment to Section 5 of Exhibit A to the Employment Agreement. Section 5 of Exhibit A to the Employment Agreement is hereby amended by adding the following as the last paragraph thereof:

“The Corporation shall grant to Executive pursuant to the Corporation’s 2004 Stock Incentive Plan, as amended and restated (the “Incentive Plan”): (a) a Restricted Stock Award (as defined under the Incentive Plan) of 100,000 shares of the Corporation’s common stock on December 31, 2008 (the “Initial Award”); and (b) a Restricted Stock Award of 81,406 shares of the Corporation’s common stock on January 1, 2009 (the “Subsequent Award” and, together with the Initial Award, the “Awards”). The Awards shall vest as set forth on Exhibit B to this Agreement.”

SECTION 10. Amendment to the last sentence of Section 6 of Exhibit A to the Employment Agreement. The last sentence of Section 6 of Exhibit A to the Employment Agreement is hereby amended and restated as follows:

“Notwithstanding anything herein to the contrary: (i) upon full satisfaction of the Corporation’s obligations pursuant to this Section 6, this Agreement may be terminated by either the Corporation or Executive upon written notice to the other; and (ii) upon any such termination, neither the Corporation nor Executive shall have any further obligations to the other under this Agreement.”

SECTION 11. Addition of Exhibit B to the Employment Agreement. The Employment Agreement is hereby amended by adding the language set forth on Appendix A to this Amendment as new Exhibit B to the Employment Agreement.

SECTION 12. Existing Terms. The existing terms and conditions of the Agreement shall remain in full force and effect except as such terms and conditions are specifically amended by, or conflict with, the terms of this Amendment.

SECTION 13. Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

SECTION 14. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without regard to the conflicts of laws principles thereof.

SECTION 15. Counterparts. This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Executed counterparts may be delivered via facsimile transmission.

[Signature page follows.]

IN WITNESS WHEREOF, Executive has executed and delivered this Amendment, and the Corporation has caused this Amendment to be executed and delivered by its duly authorized officer, all as of the day and year first above written.

/s/ Ronald G. Farrell
RONALD G. FARRELL

TRI-S SECURITY CORPORATION

By:	/s/ Nicolas V. Chater
Its:	Chief Financial Officer

APPENDIX A

EXHIBIT B

VESTING OF AWARDS

Vesting Date	Number of Shares Vesting With Respect to the Initial Award	Number of Shares Vesting With Respect to the Subsequent Award
January 31, 2009	5,512	4,488

February 28, 2009	5,512	4,488

March 31, 2009	5,512	4,488

April 30, 2009	5,512	4,488

May 31, 2009	5,512	4,488

June 30, 2009	5,512	4,488

July 31, 2009	5,512	4,488

August 31, 2009	5,512	4,488

September 30, 2009	5,512	4,488

October 31, 2009	5,512	4,488

November 30, 2009	5,512	4,488

December 31, 2009	5,512	4,488

January 31, 2010	5,512	4,488

February 28, 2010	5,512	4,488

March 31, 2010	5,512	4,488

April 30, 2010	5,512	4,488

May 31, 2010	5,512	4,488

June 30, 2010	6,296	5,110

Notwithstanding the foregoing, if the Corporation experiences a change in control (as defined in the Incentive Plan), or if Executive resigns, is terminated from his position, ceases to be the Corporation’s Chief Executive Officer or otherwise ceases to be employed by the Corporation, then all shares underlying the Awards which have not vested by the end of the month in which such change in control occurs, or at the time of such resignation, termination or cessation, shall be forfeited and cancelled.

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